Exhibit 99.1
Titan International, Inc. (TWI)
Transcript of Q2 2025 Earnings Call and Webcast
Thursday, July 31, 2025 - 9:00AM ET

Company Participants
Alan Snyder – Vice President, Financial Planning & Analysis, and Investor Relations
Paul G. Reitz - President and Chief Executive Officer
David A. Martin - Senior Vice President and Chief Financial Officer

Conference Call Participants
Mike Shlisky – D.A. Davidson
Steve Ferazani - Sidoti & Company, LLC
Derek Soderberg - Cantor Fitzgerald
Joe Gomes – Noble Capital
Kurk Ludtke – Imperial Capital

Presentation
Operator: Good morning, ladies and gentlemen, and welcome to the Titan International, Inc. Second Quarter 2025 Earnings Conference Call. [Operator Instructions] It is now my pleasure to turn the floor over to Alan Snyder, Vice President, Financial Planning and Investor Relations from Titan. Mr. Snyder, the floor is yours.
Alan Snyder: Thank you and good morning. I'd like to welcome everyone to Titan's Second Quarter 2025 Earnings Call. On the call with me today are Paul Reitz, Titan's President and CEO; and David Martin, Titan's Senior Vice President and CFO. I will begin with a reminder that the results we are about to review were presented in the earnings release issued this morning along with our Form 10-Q, which was also filed with the Securities and Exchange Commission this morning.
As a reminder, during this call we will be discussing certain forward-looking information, including the company's plans and projections for the future that involve risks, uncertainties and assumptions that could cause our actual results to differ materially from the forward-looking information. Additional information concerning factors that either individually or in the aggregate could cause actual results to differ materially from these forward-looking statements can be found within the safe harbor statement included in the earnings release attached to the company's Form 8-K filed earlier as well as our latest Form 10-K and Forms 10-Q, all of which have been filed with the SEC.
In addition, today's remarks may refer to non-GAAP financial measures, which are intended to supplement, but not be a substitute for the most directly comparable GAAP measures. The earnings release, which accompanies today's call, contains financial and other quantitative information to be discussed today as well as a reconciliation of the non-GAAP measures to the most comparable GAAP measures. The Q2 earnings release is available on the company's website. A replay of this presentation, a

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copy of today's transcript and the company's latest quarterly investor presentation will all be available soon after the call on Titan's website.
I would now like to turn the call over to Paul.
Paul Reitz: Thanks, Alan. Overall, our Titan team had a solid quarter and we're pleased with our Q2 results that were within our guidance ranges for both revenue and adjusted EBITDA while also driving positive free cash flow for the quarter. Our Titan team continues to execute well. We're taking operational, commercial and administrative actions as needed in response to the extended market softness we are continuing to experience. At a high level, conditions for the OEMs and our end markets remain similar to last quarter as buyers of equipment continue to take a wait-and-see approach. Based on our conversations with dealers, farmers and OEMs; it seems clear that this cautious mindset is primarily a function of waiting for interest rates to come down coupled with a desire for more clarity on tariffs and trade policy.
We have continued to experience some fairly large drop in orders similar to what I mentioned last quarter as OEMs need to adjust rapidly when they see lower inventory levels get out of sync with pull-through retail demand. Looking ahead, the macro environment appears to be similar to what we've seen and so for the coming period, our Q3 guidance indicates exactly that. Digging into the trade and tariff topics a bit more. We have seen the tariffs have an impact on our consumer segment this quarter as many aftermarket customers are choosing to wait for some resolution on tariffs to the extent possible before restocking the shelves.
The positive is that we have seen some consumer customers in July place good-sized orders to get inventory back in line with sales. Recall, our commentary has been that trade policy applied somewhat consistently around the globe would benefit Titan in the long term and we still believe that. The bottom line remains, it is important that tariffs and trade policy result in a more level playing field in the end. The cases we have won with the International Trade Commission over the past couple decades illustrate we have not been competing in a level playing field regarding off-road tires.
Again, I want to reiterate that our U.S.-based production amidst a strong global footprint has us well positioned to benefit as tariffs are levied on imports. A number of industries in the U.S. with steel and tires being a couple of prominent examples have had to compete with foreign producers that take advantage of cheap labor and significant government subsidies for many years. And on the whole, we are glad to see these efforts to end unfair competition. Our position is and our customers say it as well that Titan has an exceptional competitive position in the markets we serve and that is further solidified when irrational import pricing is removed from the equation.
Central to that is our one-stop shop strategy. Our culture of innovation and customer service driven by our large product portfolio and production capabilities puts us in a good position. We pride ourselves on our ability to deliver products to our customers quickly, whether it be North America, Latin America or Europe. The markets we serve demand maximum uptime from their equipment and our ability to deliver replacement tires and undercarriage parts quickly helps make us a key partner for these customers.
I also want to briefly touch on the recent legislation that was passed as we think it will be a long-term positive for farmers on the whole. With the increased depreciation rate as the most important element

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that's getting a lot of the attention, the ability to depreciate 100% of the investment in new equipment such as tractors in year 1 is obviously beneficial and should improve farmers' balance sheets over time. So bringing these general comments together, I want to stress that we are by no means sitting back waiting for our markets to turn. We continue to be proactive on a variety of fronts to drive growth wherever we can and continue to invest in product development and constructive partnerships.
Last quarter we highlighted our expanded licensing agreement with Goodyear. We are busy working to maximize this opportunity with the Goodyear brand, which we've been doing successfully for over 20 years, and we think it will absolutely help drive growth over time, the new segments of this partnership that we added with the new agreement. I'm also excited to announce that we signed an initial minority investment in a strategic partnership with Brazilian wheel manufacturer, Roderos. We have been actively looking for an opportunity to get into the Brazilian wheel market for a number of years and this is a great partnership to do so.
Over the years we have been talking with OEMs about this and they have expressed enthusiasm about bringing wheels and tires and assemblies into that market just like we have done successfully here in North America. Roderos is the second largest manufacturer of agriculture wheels in Brazil and we look forward to working with them on the development of integrated solutions tailored to the Brazilian and South American markets. Brazil has become an increasingly important market for Titan as our AG economy has grown and we think this investment is an excellent use of some of our local cash to further extend our leadership in that market. We expect this transaction to close in the third quarter, which is subject to some customary regulatory approval.
Turning more specifically to the AG segment. Farmers are guardedly optimistic about their businesses. I know I'm repeating myself in saying that the feedback we get from them centers around interest rates, seems to be a fairly universal opinion that they need to come down with farmers and dealers citing financing costs as one of the main impediments to a pickup in large equipment purchasing. That hesitancy is elongating OEMs' efforts to further destock their finished good inventories, but we are starting to see some pockets where distributors have let inventory get too low. As we did in Q1, we've seen some good large-size drop in orders this quarter and we think that sort of buy-as-you need ordering behavior will persist until rates come down.
At Titan, our priority is to manage costs effectively while staying close to our customers and being prepared to ramp up to meet demand when needed. Reiterating a point I made last quarter: when the cycle turns, it typically turns fast and our team and the breadth of our production capabilities are best suited to meet our customer needs in those moments.
Shifting away into our non-U.S. markets, there are cross currents which are ultimately resulting in flattish demand in Europe while Brazil has generally fared the best of our operating regions. As a reminder, we have largely localized manufacturing in Brazil and Europe so our sales in those regions will continue to be a function of local economic activity. Our consumer segment was most directly impacted by tariffs as we mentioned earlier. Thus far, U.S. consumer-related economic data has not really shown any significant deterioration, but it's also clear that people are being cautious when it comes to discretionary equipment purchases.

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As with AG, we expect interest rate cuts will help spur demand in our consumer segment due to the obvious reduced cost of financing, whether it be at the dealer or end customer level. To the extent that settled trade policy will make various market sectors more stable in their staffing and hire plans, that would also be a positive for our consumer segment as outdoor enthusiasts might feel more secure in being able to afford a discretionary purchase.
Moving over to our EMC segment. There has been little change from Q1. We continue to view European infrastructure investment as the primary driver for activity. That investment is a function of many inputs, including trade policy and continued military conflict in the region. While those items remain unsettled, there really was no material change in our EMC segment activity. That being said, equipment continues to be used and wear out so the demand for aftermarket parts and the time will come when owners have no choice but to replace that equipment.
So let me wrap things up here. We are really doing quite well and holding our own despite some significant macro challenges thus far in 2025. We are focused on our customers and our execution as success on both of those fronts is the best approach to delivering success not only this year, but beyond. We are well positioned to do so when the end markets start moving upwards, which they most certainly will.
With that, I'll hand it over to David.
David Martin: Thanks, Paul. Good morning to everyone and thanks for listening in today. As Paul noted, our results in the second quarter were in line with our expectations as revenues were $461 million with adjusted EBITDA of $30 million. We were also able to drive positive cash flow in the quarter of $4 million. It's important to restate the fact that we continue to navigate this cyclical trough with agility and we remain in a strong position as a company. On a sequential basis, our gross margins improved 100 basis points from 14% in the first quarter with product mix being the main reason for the sequential improvement.
Looking at margins by segment in the quarter, all 3 showed expansion versus the first quarter. Ag gross margin was 14.6% compared to 12.4% in the first quarter, EMC gross margin was 11.5% versus 10.4% and then consumer's gross margin was 20.4% compared to 19.6%. Year-over-year in Q2, our margins of 15% were down from 16.5% when adjusting out the impact of the Carlstar inventory step-up last year. This gross margin decline was driven by the leverage on overhead, which is expected with our organic revenue decline that we saw year-over-year.
Our teams have done an exceptional job at managing production and our costs and our performance shows significant improvements in margins as compared to the last time we saw a market like this. Our SG&A expense for the second quarter was $52 million or around 11% of sales, which was up about 1.5% from last year and that's really generally due to inflation in the business around labor costs. R&D expenses were $4.3 million in the second quarter compared to $4.2 million last year. So not a big change year-over-year for the business, again inflation being the factor. We generated positive operating income for the second quarter of $10 million.
Now turning to cash flow. We were able to drive the $4 million of positive cash flow in the second quarter by moderating our CapEx spend to $10 million in the quarter as we were judicious with our

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spending. Working capital was also a positive driver for free cash flow in the quarter when adjusting out the FX impact of the weakening U.S. dollar within the quarter. Our net debt at quarter-end declined $10 million from the first quarter to $401 million. As noted before, we expect free cash flow generation in the second half and we are confident we'll exit the year with a debt ratio closer to our target of less than 3x adjusted EBITDA.
As a reminder, our debt structure provides us flexibility with our domestic credit line and our long-term bonds. Again, we are in a much stronger position as a company compared to the last historical cyclical low. Our second quarter income tax expense was $4.7 million with an effective rate well over 100%.
This elevated tax rate continues to be a function of where our profits and losses are distributed geographically and the associated tax regimes within those areas. I expect it will remain at this elevated level for the short term as we continue to navigate this lower market. As we see a rebound in market conditions and our improved profitability across the globe, we can get back to normalized tax rate levels.
Now moving on to our financial guidance for Q3. Our guidance ranges for the quarter are revenues of $450 million to $475 million, adjusted EBITDA of $25 million to $30 million and I also expect to see tax expense of around $4 million to $5 million, which is similar to our Q2 level. The midpoints of our revenue and adjusted EBITDA guidance imply growth in both metrics when compared to Q3 of last year as well as relatively flat performance versus Q2. That sequential comparison is notably positive as it runs counter to our normal seasonality in which sales traditionally drop from Q2 to Q3 due to normal plant shutdowns and holiday schedules in the summer.
The main factor underpinning this positive dynamic is our expectation that the consumer segment will rebound a bit as channel inventories have gotten too low as Paul talked about earlier. Reiterating our prior comments on cash flow. We will continue to manage working capital tightly allowing us to reduce our debt. Our financial condition does remain solid and I'm fully confident we're putting ourselves in a position to accelerate future performance.
So thanks for your time this morning and I'd like to turn over the call back to the operator for our Q&A session.
Question-and-Answer Session
Operator: [Operator Instructions] Our first question comes from Mike Shlisky from D.A. Davidson.
Mike Shlisky: David, can you maybe clarify the last few comments there, I might have misinterpreted here. So in the third quarter you're saying sales could be roughly similar to what you just saw in 2Q, but the EBITDA could be down 10% to 15%. That's what the numbers are saying. So can you maybe break down a little bit what's behind that assumption? Is there any kind of mix or other issue that's just 3Q specific here?
David Martin: Yes. There's nothing to really call out, but we normally have our seasonal shutdowns of plant and equipment for the summer maintenance schedules as well as the holiday schedules in Europe. Overall, the product mix we don't think it's going to be quite the same as what we saw in Q2. So moderately off, but nothing significant. So again, we have the opportunity on the high end to achieve what we achieved in Q2, but a little bit of moderation in some areas.

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Mike Shlisky: Okay. I don't want to look too far ahead, but looking at the fourth quarter. If you recall last year, I think folks were thrown a bit of a curve. You had kind of EBITDA that was not seen since pre-pandemic when you were a very different company. I don't know if you would actually give us guidance yet, but are you getting any indicators that these OEMs are going to have a large shutdown again this fourth quarter or is that just kind of in the past at this point?
David Martin: Yes. We're seeing very similar schedules. I don't think it's really changing a lot. But certainly, I would be encouraged by them picking up production. But right now we're not seeing any indication of that. It's just kind of fairly flat at this point.
Mike Shlisky: Okay. I also wanted to ask about maybe the broader AG sector in general. It sounds to me as if you're seeing some inflection, but it's just still happening only in Brazil. Are you getting any sense that you'll start seeing an improvement in the United States or are the OEMs still just saying we're just not going to build anything more until we start seeing actual farmer orders get better?
Paul Reitz: Yes. I think there's an overall tone that's just pretty quiet and I would say that's different than prior years, that quietness. I don't think that indicates negativity, but I think it just means right now there's definitely a pause to wait and see obviously what's going on currently with some of the tariff deadlines and then any Fed action later in the year. Where we see some positives though in our industry, you mentioned Brazil. I think Brazil continues on a good path. But where we're seeing some net positive in our industry is that wheel and tire inventory just has been dragged down too low or equipment inventory has been dragged down too low and that's where we get these drop-in orders that can be fairly largeable in size. As I've mentioned, we saw them in Q1, Q2. Seeing some good trends starting off Q3 so far in July related to our consumer segment as David has mentioned as well. So each quarter we're seeing some very positive trends with good size orders coming in from different customers serving kind of some different markets with products, but that's where Titan's ability and what we have been instructing our team all along is that when our customers need us, we have to be there. And so it's easy to say it on a call today. It's much more difficult and it shows the strength of Titan to do it in reality. And so we are positioned to take these large orders as they come and service our customers and we are starting to see them.
And so I think, Mike, what we believe as we get into next year and it's very early to give you a fine-tuned comment. But I think because of inventory and some general positive trends kind of leaving tariffs and interest rates to the side, we do expect an uptick for next year. And quantifying that further is going to depend on again tariffs and interest rates and some of these elements that are causing the pause. But I think the underlying drivers that are there for us to see some uptick for next year.
Mike Shlisky: All right. Maybe one last one. I've only gone partially through the 10-Q. Do you have -- given what happened with the taxes this quarter, are there any large U.S. NOLs that are on the books that we should be putting into our valuation going forward?
David Martin: Yes. So there are some NOLs that could potentially hit valuation allowances needed if we don't see market conditions improve. But again, I think it's important to focus on cash taxes and how we're paying it. It's been relatively stable in that area. So that's really what we look at. There can be some movement in the NOL valuation allowance from time to time, but we'll call it out separately.
Operator: Our next question comes from Steve Ferazani from Sidoti.

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Steve Ferazani: Appreciate the detail on the call. Obviously nice job on the gross margin. I know in a difficult market to get that kind of sequential improvement is impressive and I know that's been something over the last couple of years you've been focused on. I'm hoping you can help me walk through what happened with a little bit more detail on consumer. The expectation was if tariffs were an impact, we'd see it on your gross margins. We did not, your gross margins improved sequentially.
Is that a situation where you're trying to raise prices to offset and dealers and customers are rejecting that or can you just help out on what's going on in consumer?
David Martin: Well, the sequential improvement in margins was a little bit to do with just product mix, a different OEM versus aftermarket and that's really it. And I want to be clear, we're not going out trying to capture price per se. We're managing the tariff cost with moderation of prices accordingly. But it was not a material impact. In fact there was no bottom line impact.
Paul Reitz: Yes. Steve, we're not having -- pricing has been something that I think is a very big strength for Titan not just consumer, but in AG. We understand the market well, the relationship with the customer. And so like David was just saying, I mean we look at pricing as neutral. So we're not looking to capture volume via pricing. We're not looking to take it on the chin with cost per se. And so I think our position to respond quickly to changes in the cost structure within our markets is reflected in the pricing that we're using to position our products in the market. And we have not had any significant issues I can tell you, Steve, that have risen to my attention that I've had to be involved with on major pricing challenges, which was the other part of your question. Are we seeing some pushback? And the answer is no.
Steve Ferazani: And can you help us out on what -- so the decline in consumer, are you saying that's not tariff related; that's just pure demand, consumer uncertainty and dealer destocking? I'm just trying to understand it.
Paul Reitz: That's a different question in terms of going to…
Steve Ferazani: It is I'm trying to figure out the mix of what caused the consumer decline.
David Martin: Yes. There was some mix and again you have to be very -- devil's in the details with products and so forth, but it's hard to explain sometimes. But the one thing that's clear is that there was some pause in the market during Q2 for, call it, tariff impact, just the wait-and-see aspect and nobody wanting to hold inventory. And so you start to see -- that's why we're starting to see some recovery and some improvement in early Q3 because their inventories just got too low. Does that make sense, Steve?
Steve Ferazani: Helpful. I mean it's tough. I mean you see what's behind it, it is tough to walk through and obviously the consumer is much larger than it used to be and the cycles are a little bit different than EMC and AG. So clearly, I have a little bit more questions on that one. But that's helpful. If I can ask briefly about the balance sheet. Obviously your net leverage I think is fair to say it's a bit elevated here, but apparently you're taking that minority interest. Can you just walk through any kind of covenants, financial constraints? And just as an add-on to that question. By our model your year-over-year EBITDA improves in the second half, cash flow seasonality tends to be better. This should by our model be peak leverage. Is that fair? So I know it's 2 different questions.

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David Martin: That's a very important aspect, okay? So yes, we see this being peak leverage. And as we see free cash flow in the second half improve, we'll be [Audio Gap] increasing cash. So all of that plays well within the leverage ratio. Again, I said it earlier, but we have great flexibility within the bonds and our ABL facility and there are covenants, but those are more like what I call springing covenants and we do not get ourselves in a position to where those ever come into play. And so from a covenant perspective, I don't see that being an issue and we manage it accordingly.
Operator: [Operator Instructions] Our next question comes from Derek Soderberg from Cantor Fitzgerald.
Derek Soderberg: Wanted to get your thoughts on the Japan trade deal and then you've got this accelerating depreciation provision. Just to me it feels like the setup is quite good for AG. Paul, you continue to mention interest rates. It seems like that's the gating factor. But looking at some of these other trends going on in the market, it feels like that setup is good. And so I was wondering if you can kind of double-click on what you're seeing from a customer perspective and your thoughts on some of the timeline for if these things are really going to start to have a positive impact or it's really interest rates that are still the gating factor and we're going to be waiting until those rates come down and that's sort of the biggest hurdle at this point. Just wondering if we could get some additional thoughts there.
Paul Reitz: Yes. It's a good question with a lot of thoughts. I think you're moving in a positive direction. Like you said, where we're seeing these tariff agreements settle is at a level that I would say is net positive for our business and really net positive for the sectors we serve overall. I said in my comments and I'll keep saying it, I mean the world we compete in was not a fairly competitive global marketplace and that was demonstrated when we went in front of the ITC twice, won unanimously and the weakness has always been the Commerce Department. So I think we're seeing the Commerce Department and the activity that's going on within the administration is what's really needed for companies like Titan. We make great products with great people, but it wasn't a fair playing field.
So I think the Japan agreement, like you illustrated, is a good starting point for where we see the rest of the global market being settled related to tariffs. I listened to Bessent this morning. He's phenomenal at what he's doing. He didn't exactly give clarity to answer your question, but I think he did point in some pretty good directions with some of the key countries that these deals haven't been settled at this point. So I do feel good about where we're going. I think the farmer sentiment indicators are positive. I think the backdrop of the way the administration is stepping in with support for farmers.
You look in the construction segment, obviously there's a lot going on there. But I think that both segments tie back to one thing, it's just interest rates. We still see interest rates being that cloudy factor that's hanging out over making purchases and holding inventory because people are looking at it going what I pay today is too high to what it's going to be in the future. I think once you remove that impediment, which maybe we got a step closer this week, then I do think you're poised for a market that is going to start rebounding. We've been in the AG cycle now for we're going on a 2-year downturn and I think all the indicators are that '26 will be an uptick.
The question is going to be when does that spring board into place. One of the things we're going to be working closely with our customers to kind of find out the answer to the question. And with the products we produce, Derek, especially the wheel, we usually do get very good lead time. And right now they're

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still fairly quiet on next year. But as I mentioned earlier, I do think there's going to be an uptick for '26. The question is again does it really spring into place to be a major uptick or is it just sort of get the year started moving in a positive direction and wait and see for the back half of the year if it really kicks in. So I can't quite answer that question, but something we'll be over the next few months working to get some more clarity.
Derek Soderberg: Got it. That's helpful. My other questions were answered. But I think maybe if you could just provide some detail, some additional color on this deal in Brazil. It sounds like you're investing in one of the bigger companies over there and I think I missed the name on that, but wondering if you can maybe help us plan for how we should model that? Any impact to cash outflows, inflows, revenue outlook? Anything that might help us model that impact would be helpful.
Paul Reitz: Yes. I'm going to probably spend more time on the strategic side of it because it is a minority investment so the modeling isn't going to be quite as transparent because we will not be consolidating their financials. But it's a strategic relationship we've been working on for a number of years. We've watched this company, gotten to know this company, worked with them with some deals and seen them. They've really built a strong business for our particular products so large AG. They've put the investment into the plant. They have a great technical team. And really what we're looking at is if you can bring a wheel and tire as an assembled product to our customers, we are truly that one-stop shop and that's something you keep hearing Titan say over and over again. If we can do that anywhere we operate, we feel like we're going to win. We're going to have the best customer service and the strongest customer relationship. And so Roderos is the name of the company to answer your question. They've done a great job gaining market share in Brazil with the products they produce in wheels servicing AG and construction. And again just somebody we've been working with, talking to for a number of years and it's great to finally see it all come together. So I think you really have the formation of a healthy strategic partnership there, 2 companies looking for ways to continue to grow and expand our relationship together.
So we'll start off with an initial minority investment of $4 million for 20% and then we do have some opportunities in the future to see that grow and expand. And at that point then you would start bringing in the full financial consolidation and seeing the direct impact to the financial statement. So I do think it will have a positive impact definitely strategically for the coming months and next year. We'll work more on the modeling side of it after it gets closed to see the incremental volume that we can drive to Titan through the strategic partnership. But again just to be clear, it won't be consolidated as a full set of financials.
Operator: Our next question comes from Joe Gomes from NOBLE Capital.
Joe Gomes: Just wanted to start just for some more clarity here around the consumer side. So what I'm hearing is what's giving you confidence that this was a temporary lull is the low inventory. And then if we get some positive resolution here or stabilization, let's call it, on tariffs and now interest rates, that could even be a better environment for us. Is that accurate?
Paul Reitz: I think, Joe, you're on the right path with that and I know David has spent a lot of time talking about it and it does get complicated. I mean these questions, there are so many moving parts in how we try to respond and answer it and part of it is also because we have a ton of information available to us. And I would say as we went into the quarter, we knew that volumes were moving downward and there

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was a number of different factors like we've already highlighted and your question brings into play. Part of it is tariffs and interest rates were the obvious. Part of it was the timing of some of our sales that we had in kind of some programs from last year versus this year. So there's a lot of moving factors. But what we were really watching closely, David and I along with the leadership team from the Specialty division, was what do we see in July?
And what we have seen in July, and we spent some time yesterday just confirming all this, is that some of our customers had paused in Q2 as you see in the financials for the reasons that have been noted and they're now realizing that the retail pull-through demand has remained stronger than anticipated and they're building back their inventory. So again inventories have gotten too low relative to the retail sales. And so we've seen some really good orders come back in July leading to the positive comments that you've heard from both David and I that this was more of a temporary slowdown still impacted by tariffs and really primary interest rates as we've talked about, but there is positive indicators in Q3 that the fundamentals in the consumer segment are stronger than what was indicated in the actual Q2 results. Does that make sense? I'll kind of stop there and let you digest it.
Joe Gomes: That's great. Very informative. And then I was wondering maybe you could talk little bit about some of your efforts that you've talked about in the past getting some third-party sourced product and your move again back into the military market. Maybe you could just give us a little update on how those are going.
Paul Reitz: Yes. I mean we are going to continue to be that one-stop shop, which includes our incredible portfolio of production capabilities around the world, but also where we need those third-party partners or the JVs that we have in the ones that are existing and the new one that we just announced. But we are going to be that one-stop shop to service our customers. And what we bring to that equation with the third-party sourced products is we bring distribution, branding and an incredible technical resource team that can stand behind the products.
So we are willing and looking consistently to fill in either geographical or product gaps in our portfolio to service our customers with a high degree of confidence that if we find the right third-party partner, we will service that product and we will service the customers and do it well. We have been doing that, we are currently doing that and we believe strongly we can continue to grow via that strategy. And so really pleased with the progress. And to be honest with you, we have an incredible team. So doing this requires resources and strengths of people and market intelligence and that's where Titan can really outrun and outshine the competition because our breadth and the depth of the places of the globe that we can touch is a step ahead of everybody else. So we're going to keep running and growing in that area.
Military, we see the opportunities. In fact I had a really good week with military. To be honest with you, I'm glad you asked that question. It's a pretty busy week with earnings, but I've had some good meetings with the military this week and now it's just kind of getting the technical needs from their side corroborated with what our team and our capabilities are and really moving forward with. So at this point there's nothing discrete because projects do take time from an engineering standpoint. If it was just up to me, we'd sign a deal and we'd be running. But there's a lot of technical stuff you got to work through, but it's a timely question because it was a positive week. Again a meeting that I was involved with directly this week was moving in that direction and we've already scheduled some follow-ups. So we're going to

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continue to chase those military opportunities because the way I view it from Titan's standpoint in my tenure here as CEO and President, our military sales have been closer to 0 than anything. I know Titan historically had military sales, but during my tenure it's been close to 0. And so I think the direction the administration is going, where the military is going favors manufacturers, producers like Titan. We're building those relationships, like I mentioned, and I see it as only as a positive. So we're not at risk of losing anything because we really don't have anything. So again, I think the meetings that took place this week are positive. And I'm investing my time and so will my team.
Joe Gomes: Great. And then one last one for me. You really haven't talked about LSW today. And I know one of the goals you talked about was some penetration into the midsize tractor market. Just wondering how those efforts are going and then the overall LSW efforts.
Paul Reitz: Yes. LSW is something we're always going to be continuing to push behind the scenes. What we're really working on is the marketing towards those midsize farms. We got some really good data from a farmer that was working -- actually it was a contract farmer working on a number of parcels, really good data that supported the yield improvements that the LSW brings to the table every time you turn a piece of equipment. What we're really working on is creating a tool and we're trying to bring in AI to be honest with you and some technical resources. But we want to create a marketing tool that makes this so intuitive and easy to interpret for a farmer that the sale drives itself and to do that, you got to make sure you have all the right data.
So basically what we're trying to do is you can plug in the size of the farm and what your needs are and this calculator will tell you what the return on LSW would be and kind of the yield savings and improvement to your income that would be generated by having LSW. So we're trying to do it the right way from that regard and it's going to take a little bit more time to do so. But the data that we're getting on the support around LSW, it continues to even exceed our own expectations because to be frank with you, it's coming from outside our own internal testing. It's coming from others providing the testing for us, which is clearly the best type of testing support you could have because it's somebody telling you hey, your products are incredible. And we do have that, but now we're just trying to fine-tune it.
So I think there's other things we continue to look at. What David and I would love to be able to provide the farmers in that particular category is some attractive financing. Haven't been able to really get that going in today's markets. I was up in Canada earlier this week and talked with the Canadian team. They have really large farms up there. It's kind of the same thing. He's going to talk to some Canadian agriculture banks, maybe we can get some financing. I think that would really help drive the purchases of LSW if we had an attractive financing package. So if we have the marketing plus the financing package in today's world, I think we can really kick those sales into gear. So we're working on it, got some smart people looking at these opportunities. But again, the interest rates still are a hurdle to a lot of different things and that's something that hopefully we can take off the equation here soon.
Operator: [Operator Instructions] Our next question comes from Kirk Ludtke from Imperial Capital.
Kirk Ludtke: A couple of follow-ups. On Roderos, do you need to make an investment there?
Paul Reitz: No, not beyond that initial $4 million. They've done a great job making the investments into the operations and really put it into the world-class caliber company that it is now with good market share

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in Brazil. And so that's what we've been watching closely, to be honest with you, through the years, Kirk, to answer your question is them making the investment both on the equipment side and the technical arena and they've already done that. So they're not -- Titan's injection is not an injection of capital because they need capital to get to where they need to go. They've already gotten to where they need to go. So now it's strategically how do we take the 2 companies and make them better. So I think it's a really good time from Titan shareholders' perspective that we're able to do this. And I do want to say it shows the strength of Titan yet again, our brand and who we are. Roderos has other suitors. It's not like this company was sitting there on an island. I mean to answer your question, they've built a great company with strong market share. And if you are doing that, you are going to have plenty of suitors.
It's who Titan is and the value that we can bring together that really drives the relationship to be formed and signed as we did this week. So again, strategically is very important. But from an investment standpoint, Kirk, we're in a great position because they've already done it.
Kirk Ludtke: Interesting. I guess I missed that. I guess you said there was a $4 million investment upfront.
Paul Reitz: I didn't say it in my script. It was part of the Q&A. I didn't have that in my script. So no, you didn't really miss it from that standpoint.
Kirk Ludtke: Okay. Got it. And so this sounds like it could be really -- given that you're so successful there on the tire side, this sounds like it could be a pretty meaningful development. When do you think it might move the needle in terms of your results?
Paul Reitz: I think moving the needle, obviously if we increase our investment to the point where we consolidate or our operational involvement increases and we consolidate it, that would move the results. And it's added a valuation that is attractive and reasonable for Titan shareholders. So I think from that standpoint, it's accretive because it's a profitable and successful business. But as far as moving the needle, I think it's what we can do with our product portfolio together. Obviously now we can sell wheels and tires assembled to the OEMs. We can push more of the LSW together into the marketplace. And so it's all areas that are good growth. But also what it does and this is not answering your question directly, but it protects what we have. So if you think about they have good market share, we have great market share. When you are a wheel tire assembly type operation like we are in North America, the value and the leverage that you have and really the protection you can put around the relationships you have with customers only increases. And so again looking at it from a strategic perspective, it's very difficult in Brazil to compete with a formidable combination of Titan from the tire side and Roderos on the wheel side.
And so more to come as we kind of get the deal finalized and kind of think about the strategy for next year. We'll make a trip down to Brazil once it closes and work with them on the strategy of where we can market and move some additional products for next year. So at this point because it's a minority investment, moving the needle financially isn't directly there. Let's lay the groundwork strategically and then we'll build the marketing tools around additional product sales for next year.
Kirk Ludtke: Interesting. And what percentage of Roderos would you own?

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Paul Reitz: This initial 20% and then we have mechanisms that would drive that higher as time progresses.
Kirk Ludtke: Interesting. Okay. And then on the tariff side, so we've been hearing about tariffs now for, well, at least 4 months, longer. But it just seems like your customers in the U.S. would be making plans because it does appear that you're going to -- imported tires are going to be tariffed by at least 15%, probably higher for some countries. What are they saying? Are they asking you about your capacity in the event that they need to move stuff onshore to U.S. suppliers? I mean is there anything you can say on that front about what your customers are saying, U.S. AG?
Paul Reitz: Yes. That's a good question. We have had customers ask us about our capacity for next year. That has taken place. And I was at a customer last week and the way the meeting closed that they quietly - the head of the customer quietly said to me Titan is in a good position for '26. That's kind of where we're at. It's more the questions around your capabilities for '26, feeling that we're well positioned to service their needs for '26, but customers are just not talking a lot about '26 at this point. There's too much still -- as you highlighted in your question, still too much related to tariffs and interest rates.
But I do like it -- like that meeting last week, I like it when a customer quietly says something to me. There was no need to do it. They didn't have to. But it does signal I think to me and what I'm therefore translating back to our team and even said this with the Board in our meeting last month as well, we have to remain agile. We got to have the staffing in place and the people in place to do that. That's why I keep highlighting again these drop in orders and our ability to service them. I don't think all companies in our space can do that. I'm not them so I can't speak directly for them.
But that's not as easy in today's world to see Titan manage costs the way we have with our margins and our performance so far this year in a very significant downturn, but also be in a position when customers need us, we can respond. And so that's why again I keep highlighting, I'm not just throwing BS out there for the sake of doing it. It's really important in our business because our business has so many SKUs. It's incredibly complicated from a production operational standpoint. And so for our ability to when a customer says I need you and here's the order and we can do it, that signifies the strength that Titan has.
And so again what I'm saying to our team, investors, to the Board, remain agile. We see a market that has potential for turning. It's going to turn in fits and starts it looks like for a period of time, but we got to be there to service our customers. And so that's what we're doing and I think we're doing a good job getting through that so far this year. I think the guidance that David highlighted for Q3 in a period where you have significant holidays and shutdowns signifies that we're on a good pace for Q3 as well. So again a lot of additional market commentary. I'll stop there. I got 100 thoughts in my head, I could keep talking for 20 more minutes, but I'll stop.
Operator: Thank you very much. We currently have no further questions. So I'd like to hand back to Paul Reitz for any further remarks.
Paul Reitz: So everybody, I appreciate it. Enjoy the rest of summer and we'll talk to you at the end of Q3. Thanks a lot.
Operator: As we conclude today's call, we'd like to thank everyone for joining. You may now disconnect your lines.

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